Exhibit 99.1

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 18, 2005

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
Assets
Cash and due from banks	$17,105,749	$25,198,796
Interest-bearing deposits in banks	330,137	571,884
Securities available-for-sale	51,449,146	56,499,855
Securities held-to-maturity, at cost (fair value 2004 $443,641; 2003 $597,702)	432,725	572,369
Restricted equity securities, at cost	2,359,473	983,473
Loans held for sale	577,755	1,673,368
Loans	486,722,703	418,637,070
Less allowance for loan losses	4,488,958	4,178,472

Loans, net	482,233,745	414,458,598
Premises and equipment	9,097,573	9,099,287
Other assets	6,942,020	6,079,703

Total assets	$570,528,323	$515,137,333

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$88,154,876	$81,309,482
Interest-bearing	382,158,615	345,723,652

Total deposits	470,313,491	427,033,134
Other borrowings	42,057,905	34,835,265
Other liabilities	1,890,491	1,884,542

Total liabilities	514,261,887	463,752,941

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 issued	18,092,664	18,092,664
Surplus	739,560	739,560
Retained earnings	39,109,140	33,661,983
Accumulated other comprehensive income	(109,314)	283,601
Treasury stock	(1,565,614)	(1,393,416)

Total stockholders’ equity	56,266,436	51,384,392

Total liabilities and stockholders’ equity	$570,528,323	$515,137,333

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Interest income:
Loans, including fees	$26,906,483	$23,719,723	$23,037,336
Taxable securities	1,364,729	1,340,100	3,188,287
Nontaxable securities	325,269	447,358	700,148
Deposits in banks	6,545	23,390	108,714
Federal funds sold	82,010	217,764	264,191

Total interest income	28,685,036	25,748,335	27,298,676

Interest expense:
Deposits	8,873,571	8,523,860	10,053,245
Other borrowings	1,147,941	905,430	924,061

Total interest expense	10,021,512	9,429,290	10,977,306

Net interest income	18,663,524	16,319,045	16,321,370
Provision for loan losses	443,000	472,500	540,500

Net interest income after provision for loan losses	18,220,524	15,846,545	15,780,870

Other income:
Service charges on deposit accounts	2,280,582	2,350,417	2,144,544
Other service charges and fees	868,362	875,614	716,566
Gain on sale of securities available-for-sale	—	—	80,040
Gain on sale of land	—	216,905	72,385
Mortgage banking income	1,173,436	2,089,031	1,532,635

Total other income	4,322,380	5,531,967	4,546,170

Other expenses:
Salaries and employee benefits	5,799,164	5,762,785	5,679,887
Equipment and occupancy expenses	1,539,699	1,446,282	1,369,008
Other operating expenses	2,209,610	2,208,455	2,085,590

Total other expenses	9,548,473	9,417,522	9,134,485

Income before income taxes	12,994,431	11,960,990	11,192,555
Income tax expense	4,611,267	4,225,081	3,858,717

Net income	$8,383,164	$7,735,909	$7,333,838

Earnings per share	$1.17	$1.08	$1.02

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Net income	$8,383,164	$7,735,909	$7,333,838

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Net unrealized holding gains (losses) arising during period, net of tax (benefits) of $(202,410), $(153,678) and $248,308, respectively	(392,915)	(298,316)	482,010
Reclassification adjustment for (gains) losses realized in net income, net of tax (benefits) of $0, $0 and $(27,214), respectively	—	—	(52,826)

Other comprehensive income (loss)	(392,915)	(298,316)	429,184

Comprehensive income	$7,990,249	$7,437,593	$7,763,022

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock’		Total Stockholders’ Equity
	Shares	Par Value				Shares	Cost
Balance, December 31, 2001	7,237,066	$18,092,664	$739,560	$23,819,760	$152,733	55,586	$(1,080,974)	$41,723,743
Net income	—	—	—	7,333,838	—	—	—	7,333,838
Cash dividends declared, $.35 per share	—	—	—	(2,506,347)	—	—	—	(2,506,347)
Purchase of treasury stock	—	—	—	—	—	20,488	(312,442)	(312,442)
Other comprehensive income	—	—	—	—	429,184	—	—	429,184

Balance, December 31, 2002	7,237,066	18,092,664	739,560	28,647,251	581,917	76,074	(1,393,416)	46,667,976
Net income	—	—	—	7,735,909	—	—	—	7,735,909
Cash dividends declared, $.38 per share	—	—	—	(2,721,177)	—	—	—	(2,721,177)
Other comprehensive loss	—	—	—	—	(298,316)	—	—	(298,316)

Balance, December 31, 2003	7,237,066	18,092,664	739,560	33,661,983	283,601	76,074	(1,393,416)	51,384,392
Net income	—	—	—	8,383,164	—	—	—	8,383,164
Cash dividends declared, $.41 per share	—	—	—	(2,936,007)	—	—	—	(2,936,007)
Purchase of treasury stock	—	—	—	—	—	9,308	(172,198)	(172,198)
Other comprehensive loss	—	—	—	—	(392,915)	—	—	(392,915)

Balance, December 31, 2004	7,237,066	$18,092,664	$739,560	$39,109,140	$(109,314)	85,382	$(1,565,614)	$56,266,436

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
OPERATING ACTIVITIES
Net income	$8,383,164	$7,735,909	$7,333,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	547,800	456,645	549,521
Provision for loan losses	443,000	472,500	540,500
Deferred income taxes	(111,019)	(33,587)	(203,422)
Gain on sale of securities available-for-sale	—	—	(80,040)
Gain on sale of securities available-for-sale	—	(216,905)	(72,385)
Net (increase) decrease in loans held for sale	1,095,613	4,123,517	(4,221,729)
(Increase) decrease in interest receivable	(677,699)	(231,283)	331,590
Increase (decrease) in interest payable	165,325	(209,362)	(301,254)
Net other operating activities	(185,464)	46,136	877,134

Net cash provided by operating activities	9,660,720	12,143,570	4,753,753

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(22,970,861)	(62,674,779)	(35,536,158)
Proceeds from sales of securities available-for-sale	—	—	16,641,725
Proceeds from maturities of securities available-for-sale	27,426,244	67,811,637	57,811,193
Proceeds from maturities of securities held-to-maturity	139,644	326,839	2,623,031
Sales (purchases) of restricted equity securities	(1,376,000)	500,000	(169,000)
Net decrease in federal funds sold	—	22,300,000	21,500,000
Net decrease in interest-bearing deposits in banks	241,747	576,880	3,783,680
Net increase in loans	(68,218,147)	(68,481,410)	(45,679,237)
Proceeds from sale of land	—	275,000	355,744
Purchase of premises and equipment	(546,086)	(1,042,626)	(1,962,362)
Net other investing activities	154,900	(706,920)	(129,000)

Net cash provided by (used in) investing activities	(65,148,559)	(41,115,379)	19,239,616

FINANCING ACTIVITIES
Net increase (decrease) in deposits	43,280,357	6,883,836	(16,514,654)
Net proceeds from other borrowings	7,222,640	14,547,976	4,595,659
Dividends paid	(2,936,007)	(2,721,177)	(2,506,347)
Purchase of treasury stock	(172,198)	—	(312,442)

Net cash provided by (used in) financing activities	47,394,792	18,710,635	(14,737,784)

Net increase (decrease) in cash and due from banks	(8,093,047)	(10,261,174)	9,255,585
Cash and due from banks at beginning of year	25,198,796	35,459,970	26,204,385

Cash and due from banks at end of year	$17,105,749	$25,198,796	$35,459,970

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,856,187	$9,638,652	$11,278,560
Income taxes	$4,581,960	$4,285,607	$3,933,164

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $216,000 and $93,000 at December 31, 2004 and 2003, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or fair value. These loans are sold to investors with servicing rights attached.

Mortgage banking income in the statement of income consists of fees received from investors from the sale of servicing rights and miscellaneous fees received from borrowers. These fees are recognized in income at the time the loans are sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2004 and 2003 was $5,000 and $8,146, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding was 7,159,873 and 7,160,992 for the years ending December 31, 2004 and 2003, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2004:
U.S. Government and agency Securities	$38,432,302	$15,872	$(318,583)	$38,129,591
State and municipal securities	5,388,601	120,887	(4,846)	5,504,642
Mortgage-backed securities	7,793,870	108,913	(87,870)	7,814,913

	$51,614,773	$245,672	$(411,299)	$51,449,146

December 31, 2003:
U.S. Government and agency securities	$33,729,039	$91,448	$(50,877)$	33,769,610
State and municipal securities	8,619,948	229,603	(3,461)	8,846,090
Mortgage-backed securities	13,721,170	199,156	(36,171)	13,884,155

	$56,070,157	$520,207	$(90,509)	$56,499,855

Securities Held-to-Maturity
December 31, 2004:
State and municipal securities	$370,000	$8,382	$—	$378,382
Mortgage-backed securities	62,725	2,534	—	65,259

	$432,725	$10,916	$—	$443,641

December 31, 2003:
State and municipal securities	$470,000	$20,343	$—	$490,343
Mortgage-backed securities	102,369	4,990	—	107,359

	$572,369	$25,333	$—	$597,702

Restricted equity securities are summarized as follows:

	December 31,
	2004	2003
Federal Home Loan Bank stock	$2,126,000	$750,000
Correspondent bank stock	233,473	233,473

	$2,359,473	$983,473

Securities with a carrying value of $47,828,000 and $50,192,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,
	2004	2003	2002
Gross gains	$—	$—	$86,038
Gross losses	—	—	(5,998)

Net realized gains	$—	$—	$80,040

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$7,094,847	$7,058,519	$100,000	$101,082
Due from one to five years	33,965,638	33,747,518	270,000	277,300
Due from five to ten years	2,061,608	2,082,034	—	—
Due after ten years	698,810	746,162	—	—
Mortgage-backed securities	7,793,870	7,814,913	62,725	65,259

	$51,614,773	$51,449,146	$432,725	$443,641

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	December 31, 2004
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government and agency securities	$318,583	$34,669,631	$—	$—
State and municipal securities	4,846	917,254	—	—
Mortgage-backed securities	81,243	2,229,328	6,627	1,331,370

	$404,672	$37,816,213	$6,627	$1,331,370

All securities with an unrealized loss at December 31, 2003 have been in a continuous loss position for less than twelve months. The unrealized losses for less than and for more than twelve months are considered temporary because of acceptable investment grades on each security.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003
Commercial, financial, and agricultural	$47,246,000	$55,075,000
Real estate – construction	223,907,000	156,821,000
Real estate – mortgage	203,598,000	191,944,000
Consumer installment and other	11,971,703	14,797,070

	486,722,703	418,637,070
Allowance for loan losses	(4,488,958)	(4,178,472)

Loans, net	$482,233,745	$414,458,598

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2004	2003	2002
Balance, beginning of year	$4,178,472	$3,827,270	$3,376,986
Provision for loan losses	443,000	472,500	540,500
Loans charged off	(153,598)	(162,604)	(128,849)
Recoveries of loans previously charged off	21,084	41,306	38,633

Balance, end of year	$4,488,958	$4,178,472	$3,827,270

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $498,606 and $345,994 at December 31, 2004 and 2003, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2004 and 2003. The average recorded investment in impaired loans for 2004 and 2003 was $405,688 and $344,671, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2004, 2003 and 2002.

Loans past due ninety days or more and still accruing interest amounted to $3,251,000 and $1,654,000 at December 31, 2004 and 2003, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$715,656
Advances	491,307
Repayments	(787,706)

Balance, end of year	$419,257

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2004	2003
Land	$1,897,982	$1,900,482
Buildings	8,987,451	8,903,117
Equipment	3,835,708	3,371,456

	14,721,141	14,175,055
Accumulated depreciation	(5,623,568)	(5,075,768)

	$9,097,573	$9,099,287

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $86,158,000 and $67,741,000, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$167,376,660
2006	36,601,319
2007	12,834,819
2008	11,057,203
2009	7,510,686

$235,380,687

The Company had brokered time deposits of $11,082,000 at December 31, 2004.

Overdraft demand deposits reclassified to loans totaled $37,000 and $39,000 at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2004	2003
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due March 19, 2010.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due March 17, 2008.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due March 19, 2010.	2,357,142	2,785,714
Advance from Federal Home Loan Bank with interest at 3 month LIBOR plus 2 basis points, adjustable quarterly, due March 17, 2006.	10,000,000	—
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	500,763	249,551
Federal funds purchased and securities sold under agreements to repurchase.	17,200,000	19,800,000

	$42,057,905	$34,835,265

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $11,327,000, Federal Home Loan Bank stock of $2,126,000 and Federal Home Loan Bank Agency bonds in the amount of $16,449,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $9,400,000 at December 31, 2004.

NOTE 7.	MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2004	2003	2002
Fees from sale of servicing rights	$550,613	$997,390	$761,746
Other fees from borrowers	622,823	1,091,641	770,889

	$1,173,436	$2,089,031	$1,532,635

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2004, 2003 and 2002 amounted to $347,081, $324,051, and $320,657 respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $38,386, $58,082, and $51,734 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 9.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2004	2003	2002
Current	$4,722,286	$4,258,668	$4,062,139
Deferred	(111,019)	(33,587)	(203,422)

Income tax expense	$4,611,267	$4,225,081	$3,858,717

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003	2002
Income taxes at federal statutory rate	$4,548,051	$4,186,347	$3,917,396
Tax-exempt interest	(112,970)	(141,847)	(216,604)
State income taxes	208,016	278,592	256,642
Surtax exemption	(100,000)	(100,000)	(100,000)
Other items, net	68,170	1,989	1,283

Income tax expense	$4,611,267	$4,225,081	$3,858,717

The components of deferred income taxes are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Loan loss reserves	$1,630,830	$1,499,017
Deferred compensation	203,992	199,454
Deferred loan fees	32,783	—
Securities available-for-sale	56,313	—

	1,923,918	1,698,471

Deferred tax liabilities:
Depreciation	206,420	148,305
Securities available-for-sale	—	146,097

	206,420	294,402

Net deferred tax assets	$1,717,498	$1,404,069

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2004	2003
Commitments to extend credit	$104,546,877	$89,860,650
Other standby letters of credit	4,917,922	4,529,705

	$109,464,799	$94,390,355

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-eight percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $10,000,000.

NOTE 12.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $4,202,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$60,865	11.95%	$40,738	8.00%	N/A	N/A
Bank	$59,928	11.77%	$40,724	8.00%	$50,905	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$56,376	11.07%	$20,369	4.00%	N/A	N/A
Bank	$55,439	10.89%	$20,362	4.00%	$30,543	6.00%
Tier I Capital to Average Assets:
Consolidated	$56,376	9.52%	$23,684	4.00%	N/A	N/A
Bank	$55,439	9.37%	$23,677	4.00%	$29,597	5.00%

As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$55,280	12.51%	$35,343	8.00%	N/A	N/A
Bank	$54,121	12.26%	$35,324	8.00%	$44,155	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$51,102	11.57%	$17,671	4.00%	N/A	N/A
Bank	$49,943	11.31%	$17,662	4.00%	$26,493	6.00%
Tier I Capital to Average Assets:
Consolidated	$51,102	9.74%	$20,986	4.00%	N/A	N/A
Bank	$49,943	9.52%	$20,979	4.00%	$26,224	5.00%

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$17,435,886	$17,435,886	$25,770,680	$25,770,680
Securities available-for-sale	51,449,146	51,449,146	56,499,855	56,499,855
Securities held-to-maturity	432,725	443,641	572,369	597,702
Restricted equity securities	2,359,473	2,359,473	983,473	983,473
Loans held for sale	577,755	577,755	1,673,368	1,673,368
Loans	482,233,745	485,377,672	414,458,598	417,474,133
Accrued interest receivable	3,701,823	3,701,823	3,024,124	3,024,124

Financial liabilities:
Deposits	470,313,491	470,232,804	427,033,134	429,237,671
Other borrowings	42,057,905	42,700,000	34,835,265	35,600,000
Accrued interest payable	1,247,186	1,247,186	1,081,861	1,081,861

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2004	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$28,741,394	$15,108	$—	$(71,466)	$28,685,036
Interest expense	10,036,620	56,358	—	(71,466)	10,021,512
Net interest income (expense)	18,704,774	(41,250)	—	—	18,663,524
Intersegment net interest income (expense)	41,250	(41,250)	—	—	—
Other revenue from external sources	3,136,344	1,173,436	12,600	—	4,322,380
Intersegment other revenues	58,840	(58,840)	—	—	—
Depreciation	536,244	2,475	9,081	—	547,800
Provision for loan losses	443,000	—	—	—	443,000
Segment profit	13,029,496	42,789	(77,854)	—	12,994,431
Segment assets	571,402,974	1,684,930	962,259	(3,521,840)	570,528,323
Expenditures for premises and equipment	546,086	—	—	—	546,086

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2003	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$25,854,550	$14,737	$—	$(120,952)	$25,748,335
Interest expense	9,444,027	106,215	—	(120,952)	9,429,290
Net interest income (expense)	16,410,523	(91,478)	—	—	16,319,045
Intersegment net interest income (expense)	91,478	(91,478)	—	—	—
Other revenue from external sources	3,430,336	2,089,031	12,600	—	5,531,967
Intersegment other revenues	58,840	(58,840)	—	—	—
Depreciation	444,961	2,603	9,081	—	456,645
Provision for loan losses	472,500	—	—	—	472,500
Segment profit	11,585,171	517,663	(141,844)	—	11,960,990
Segment assets	515,919,324	2,950,400	1,157,198	(4,889,589)	515,137,333
Expenditures for premises and equipment	1,037,509	5,117	—	—	1,042,626

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2002	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$27,400,632	$10,614	$—	$(112,570)	$27,298,676
Interest expense	10,987,920	101,956	—	(112,570)	10,977,306
Net interest income (expense)	16,412,712	(91,342)	—	—	16,321,370
Intersegment net interest income (expense)	91,432	(91,342)	—	—	—
Other revenue from external sources	3,001,335	1,532,635	12,200	—	4,546,170
Intersegment other revenues	58,600	(58,600)	—	—	—
Depreciation	538,433	2,004	9,084	—	549,521
Provision for loan losses	540,500	—	—	—	540,500
Segment profit	11,176,061	176,887	(160,393)	—	11,192,555
Segment assets	486,961,832	6,653,256	216,454	(4,678,840)	489,152,702
Expenditures for premises and equipment	1,962,362	—	—	—	1,962,362

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2004 and 2003, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2004, 2003, and 2002.

CONDENSED BALANCE SHEETS

	December 31,
	2004	2003
Assets
Cash	$761,978	$923,085
Investment in subsidiaries	55,329,177	50,227,194
Premises and equipment	170,168	179,249
Other assets	30,113	54,864

Total assets	$56,291,436	$51,384,392

Liabilities and Stockholders’ Equity
Other liabilities	$25,000	$—
Stockholders’ equity	56,266,436	51,384,392

Total liabilities and stockholders’ equity	$56,291,436	$51,384,392

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2004	2003	2002
Income
Dividends from bank subsidiary	$2,936,007	$3,686,863	$2,893,789
Rental income	12,600	12,600	12,200

	2,948,607	3,699,463	2,905,989

Expense
Salaries and employee benefits	16,667	100,703	104,218
Depreciation	9,081	9,081	9,084
Other expenses	64,706	44,660	59,291

Total expenses	90,454	154,444	172,593

Income before income tax expense (benefits) and equity in undistributed income of subsidiaries	2,858,153	3,545,019	2,733,396

Income tax expense (benefits)	(30,113)	(54,864)	(62,038)

Income before undistributed income of subsidiaries	2,888,266	3,599,883	2,795,434
Equity in undistributed income of subsidiaries	5,494,898	4,136,026	4,538,404

Net income	$8,383,164	$7,735,909	$7,333,838

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net income	$8,383,164	$7,735,909	$7,333,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,081	9,081	9,084
Undistributed income of subsidiaries	(5,494,898)	(4,136,026)	(4,538,404)
Net other operating activities	49,751	7,175	(19,163)

Net cash provided by operating activities	2,947,098	3,616,139	2,785,355

FINANCING ACTIVITIES
Dividends paid	(2,936,007)	(2,721,177)	(2,506,347)
Purchase of treasury stock	(172,198)	—	(312,442)

Net cash used in financing activities	(3,108,205)	(2,721,177)	(2,818,789)

Net increase (decrease) in cash	(161,107)	894,962	(33,434)
Cash at beginning of year	923,085	28,123	61,557

Cash at end of year	$761,978	$923,085	$28,123